AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 11th day for October, 2016, to the Fund Accounting Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit E, the Rareview Longevity Income Generation Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/John J. Hedrick	By: /s/Michael L. Ceccato

Name: John J. Hedrick	Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

Exhibit E to the Series Portfolios Trust Fund Accounting Servicing Agreement

Name of Series
Rareview Longevity Income Generation Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at October, 2016
Domestic Equity and Balanced Funds
Annual Fee Based Upon Average Net Assets per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the balance
Minimum Annual Fee: $___ per fund

Additional fee of $___ for each additional class and/or for a Controlled Foreign Corporation (CFC)
Additional fee of $___ per manager/sub-advisor per fund
Tax Free Transfer In-Kind Cost Basis Tracking* – $___ per sub-account per year

Services Included in Annual Fee Per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
USBFS Legal Administration (e.g., registration statement update)

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services
$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$___ – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$___ – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies,  Asset Backed, High Yield
$___ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$___ – Bank Loans
$___ – Swaptions
$___ – Credit Default Swaps
$___ per Month Manual Security Pricing (>25per day)
Fair Value Services (Charged at the complex level)
 $___ per security on the First 100 Securities

 $___ per security on the Balance of Securities
Corporate Action and Factor Services (security paydown)
$___ per Foreign Equity Security per Month
$___ per Domestic Equity Security per Month
$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule at October, 2016
Chief Compliance Officer Annual Fees
▪	$___ for the first fund (subject to Board approval)
▪	$___ for each additional fund (subject to change based on Board review and approval)
▪	$___ per sub-advisor per fund
▪	Per advisor relationship, and subject to change based upon board review and approval.

Exhibit E (continued) to the Series Portfolios Trust Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule (continued) at October, 2016

Third Party Administrative Data Charges (descriptive data for each security)
$___ per security per month for fund administrative data

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit E.

Rareview Capital LLC

By: /s/Neil Azous

Printed Name and Title: Neil Azous, Managing Member   Date: October 14, 2016